  Exhibit 99

News Release

For Immediate Release

Contact Information:

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	212-805-6035
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON REPORTS CONTINUING PROGRESS FOR SECOND QUARTER OF FISCAL YEAR 2010

-- Net Income of $46 Million, or $0.30 per Diluted Share --

-- Cash Income, As Adjusted, of $90 Million --

-- Assets Under Management of $703 Billion --

Baltimore, Maryland – October 22, 2009 – Legg Mason, Inc. (NYSE: LM) today reported its operating results for the second fiscal quarter ended September 30, 2009.  The Company reported net income of $45.8 million, or $0.30 per diluted share, as compared to net income of $50.1 million, or $0.35 per diluted share, in the first fiscal quarter of 2010.  Included in this quarter’s results were transaction costs related to the equity unit exchange of $22 million, which were partially offset by ongoing interest savings from the exchange of $15 million per quarter.  Cash income, as adjusted, for the second quarter was $90.0 million, as compared to $86.8 million in the first quarter of fiscal 2010.

Assets Under Management (“AUM”) were $702.7 billion, up 7% from $656.9 billion at June 30, 2009, driven by market appreciation, partly offset by reduced outflows, and down 17% from $841.9 billion at September 30, 2008.

(Amounts in millions, except per share amounts)
	Quarters Ended			Six Months Ended
	Sept	June	Sept	Sept	Sept
	2009	2009	2008	2009	2008

Operating Revenues	$659.9	$613.1	$966.1	$1,273.0	$2,020.2
Operating Expenses	582.0	554.8	745.9	1,136.8	1,571.0
Operating Income	77.9	58.3	220.2	136.2	449.2
Net Income (Loss) [1]	45.8	50.1	(108.7)	95.8	(144.9)
Cash Income, as adjusted[2]	90.0	86.8	140.2	176.8	306.7
Net Income (Loss) per Diluted Share	0.30	0.35	(0.77)	0.64	(1.03)
Cash Income per Diluted Share, as adjusted[2]	0.59	0.61	0.99	1.19	2.16

[1] Net Income represents Net Income (Loss) attributable to Legg Mason, Inc.
[2] Please see Supplemental Data below for non-GAAP performance measures.

  Exhibit 99

News Release

Comments on the Second Quarter of Fiscal Year 2010 Results

Mark R. Fetting, Chairman and CEO, said, “In our second quarter, Legg Mason generated another quarter of improving cash income, as adjusted, continued to operate its business efficiently and further strengthened its balance sheet.  This quarter, operating income has significantly increased over last quarter, driven by higher assets under management.  Our excess cash position of $1.1 billion – combined with our significant cash tax benefits – puts us in a position to further reduce debt and to reinvest in our businesses.  We continue to strive for improvements in our investment performance, to enhance our investment capabilities and to provide innovative solutions to our clients, all of which are significant drivers of value for our shareholders.

As of the end of September, approximately 81% of Legg Mason’s U.S. long-term funds were beating their respective Lipper category averages over the 10-year period, and most of our affiliates are delivering significant improvements in their performance over the one-year period and, increasingly, over longer periods as well. In both our Americas and International centralized distribution channels, stronger gross sales and moderating outflows have contributed to our improving net flows.  If these trends continue, Legg Mason will be positioned to return to positive net flows.”

Assets Under Management Increased to $703 Billion

AUM increased 7% to $702.7 billion as compared with $656.9 billion at June 30, 2009 driven by market appreciation partially offset by reduced outflows. AUM decreased 17% from $841.9 billion at September 30, 2008.

•

Fixed income outflows were approximately $10 billion, equity outflows were $2 billion, and liquidity inflows were $4 billion.  Total outflows of $8 billion reflected a 73% improvement from the prior quarter’s $30 billion.

•

At September 30, 2009, fixed income represented 55% of AUM, equity 24% and liquidity 21%.

•

AUM for U.S. domiciled clients was 64% of total AUM and 36% for non-US clients.  By business division, 69% of AUM was in the Americas Division and 31% of AUM was in the International Division.

•

Average AUM during the quarter was $684.0 billion as compared to $647.2 billion in the first quarter of fiscal 2010 and $898.4 billion in the second quarter of fiscal 2009.

Comparison to the First Quarter of Fiscal Year 2010

Net income was $45.8 million or $0.30 per diluted share as compared to $50.1 million or $0.35 per diluted share in the first quarter.

•

Revenues of $659.9 million were up 8% from $613.1 million in the prior quarter ended June 30, 2009.  This reflects an increase in AUM as well as an increase in the percentage of higher yielding equity assets and higher performance fees.

•

Operating expenses of $582.0 million increased 5% from $554.8 million in the first quarter of fiscal 2010.  The increase was primarily attributable to increased compensation on higher revenues, and $3.5 million in additional occupancy expenses related to the move of the company’s headquarters in September.

•

Operating margins were 12% as compared to 10% in first quarter of fiscal 2010.  Operating margins, as adjusted2, were 21% as compared to 20% in the first fiscal quarter.

•

Other income (expense) was ($2.9) million, as compared to $22.4 million in the first quarter of fiscal 2010.  Gains on funded deferred compensation plan and seed capital investments that are offset in compensation and benefits were $24.1 million in the quarter as compared to $31.4 million in the

  Exhibit 99

News Release

first quarter. Second quarter results included $22 million in transaction costs from the exchange of 91% of our equity units in August, partially offset by a $14.8 million reduction in interest expense from the exchange.  In addition, gains from fund support declined from $17.6 million in the June quarter to $5.6 million this quarter.

•

Cash income, as adjusted, was $90.0 million, or $0.59 per diluted share, as compared to cash income, as adjusted, of $86.8 million or $0.61 per diluted share in the first quarter.

•

Pre-tax profit margin decreased to 11.4% from 13.2% in the first quarter.  Pre-tax profit margin, as adjusted2, was 15.4%, down from 18.3% in the first quarter of 2010.

Comparison to the Second Quarter of Fiscal Year 2009

Net income was $45.8 million or $0.30 per diluted share, up from a net loss of $108.7 million or ($0.77) per diluted share, in the second quarter of fiscal 2009 as the prior year’s second quarter results included significant money market fund support charges.

•

Revenues of $659.9 decreased 32% from the prior year quarter, driven by a decline in fees earned due to lower average assets under management and changes in the mix of our AUM to lower average fee assets.

•

Operating expenses decreased by 22% from the prior year quarter. This was primarily due to lower distribution and servicing fees on a lower asset base, decreased variable compensation, and cost saving measures that resulted in decreases in compensation, communications and technology and other operating expenses.

•

Operating margins were 12% as compared to 23% in the prior year quarter.  Operating margins, as adjusted, were 21% as compared with 29% for the prior year quarter.

•

As previously discussed, other income (expense) in the second quarter was ($2.9) million as compared to ($388.1) million in the prior year quarter, primarily due to $324.6 million in money market fund support charges in the prior period.

•

Cash income, as adjusted, of $90.0 million, or $0.59 per diluted share, as compared to cash income, as adjusted, of $140.2 million for the quarter ended September 30, 2008, or $0.99 per diluted share.

•

Pre-tax profit margin increased to 11.4% from a loss in the second fiscal quarter of 2009.  The pre-tax profit margin, as adjusted, was 15.4%, as compared to a loss in the prior year quarter.

Quarterly Business Developments

Product

•

Permal closed a second fund focused on secondary market hedge fund opportunities.

•

Legg Mason International Distribution launched two new funds: the Legg Mason Capital Management Opportunity Fund and the Permal Global Absolute Fund.

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The Western Asset Global Corporate Defined Opportunity Fund, Legg Mason’s third closed-end offering calendar year to date, was registered with the SEC.

•

Legg Mason re-branded and simplified its Legg Mason branded, retail-oriented fund families into one fund family, following the completion of a consolidated operating platform earlier this year, which allows investors to broadly exchange products across both fund families and to aggregate purchases within a wider menu of funds.

  Exhibit 99

News Release

Performance

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At September 30, 2009, 81% of Legg Mason’s long-term U.S. fund assets were beating their Lipper category averages for the 1-year period; 65% for the 3-year period; 62% for the 5-year period and 81% for the 10-year period.

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53% of Legg Mason’s U.S. Mutual fund assets were rated 4 and 5 stars by Morningstar, including 91% of Royce’s fund assets, at September 30, 2009.

•

Although 3- and 5- year performance remains challenged, at September 30, 2009, all 9 Western Asset Funds outperformed their benchmarks for the 3-month period, and 8 out of 9 outperformed their benchmarks for the calendar year-to-date and 1-year period.  Over the 10-year time horizon, 3 out of 4 Western Asset Funds outperformed their benchmarks.

•

Although longer-term performance remains challenged, at September 30, 2009, all 6 funds managed by LM Capital Management outperformed their benchmarks and landed in the 1st quartile of their respective Lipper categories for both the 3-month and calendar year-to-date periods.

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At September 30, 2009, 14 out of 15 ClearBridge funds outperformed their benchmarks for the 1-year period and 11 out of 15 for the calendar year-to-date period. In addition, 8 out of 14 outperformed their benchmarks for the 3-year period, 6 out of 14 for the 5-year period, and 11 out of 14 for the 10-year period.

Balance Sheet

At September 30, 2009, Legg Mason’s cash position was $1.6 billion.  Total debt was $2.0 billion and stockholders' equity was $5.7 billion.  The ratio of total debt to total capital (total equity plus total debt) was 25%. As a result of the exchange of equity units in August, the total number of shares outstanding was 161.3 million as of September 30, 2009 as compared to 142.5 million as of June 30, 2009.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Fetting, will be held at 8:30 a.m. E.D.T. today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-793-1306 (or for international calls 1-703-639-1308) at least 10 minutes prior to the scheduled start to ensure connection.

The presentation slides that will be reviewed during the conference call will be available on the Investor Relations section of the Legg Mason website (www.leggmason.com/investor_relations.aspx) shortly after the release of the quarter ended September 30, 2009 financial results.

A replay or transcript of the live broadcast will be available on the Legg Mason website, in the investor relations section, or by dialing 1-888-266-2081 (or for international calls 1-703-925-2533), access Pin Number 1402845 after the completion of the call.  Please note that the replay will be available beginning at 2:00 p.m., E.D.T. on Thursday, October 22, 2009 and ending on November 5, 2009.

  Exhibit 99

News Release

About Legg Mason

Legg Mason is a global asset management firm, with $703 billion in assets under management as of September 30, 2009.  The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and in the Company’s quarterly reports on form 10-Q.

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			For the Six Months Ended

	September 2009	June 2009	September 2008	September 2009	September 2008
Operating Revenues:
Investment advisory fees:
Separate accounts	$ 206,972	$ 190,888	$ 283,116	$ 397,860	$ 599,791
Funds	347,371	328,024	540,829	675,395	1,110,387
Performance fees	9,566	5,684	3,437	15,250	13,582
Distribution and service fees	94,619	86,701	135,796	181,320	289,295
Other	1,368	1,787	2,959	3,155	7,113
Total operating revenues	659,896	613,084	966,137	1,272,980	2,020,168

Operating Expenses:
Compensation and benefits	287,559	268,812	322,183	556,371	699,851
Distribution and servicing	174,388	172,464	278,969	346,852	586,842
Communications and technology	40,538	40,490	49,085	81,028	99,371
Occupancy	35,689	32,584	33,755	68,273	67,899
Amortization of intangible assets	5,664	5,628	9,599	11,292	19,223
Other	38,174	34,791	52,333	72,965	97,822
Total operating expenses	582,012	554,769	745,924	1,136,781	1,571,008

Operating Income	77,884	58,315	220,213	136,199	449,160

Other Income (Expense)
Interest income	1,737	1,821	21,025	3,558	44,293
Interest expense	(28,565)	(43,390)	(45,832)	(71,955)	(90,295)
Fund support	5,613	17,558	(324,640)	23,171	(591,514)
Other	18,324	46,400	(38,646)	64,724	(37,339)
Total other income (expense)	(2,891)	22,389	(388,093)	19,498	(674,855)

Income (Loss) from Operations before Income Tax
Provision (Benefit)	74,993	80,704	(167,880)	155,697	(225,695)

Income tax provision (benefit)	27,671	28,380	(58,891)	56,051	(80,625)

Net Income (Loss)	47,322	52,324	(108,989)	99,646	(145,070)
Less: Net income attributable to
to noncontrolling interests	1,548	2,270	(254)	3,818	(208)

Net Income (Loss) attributable to
Legg Mason, Inc.	$ 45,774	$ 50,054	$ (108,735)	$ 95,828	$ (144,862)

Net income (loss) per share
attributable to Legg Mason, Inc.
common shareholders:
Basic	$ 0.30	$ 0.35	$ (0.77)	$ 0.65	$ (1.03)

Diluted	$ 0.30	$ 0.35	$ (0.77)	$ 0.64	$ (1.03)

Weighted average number of shares outstanding:
Basic	151,267	142,006	140,900	146,696	140,573
Diluted(1)	153,224	143,126	140,900	148,708	140,573

(1) Diluted shares are the same as basic shares for periods with a loss.

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO LEGG MASON, INC.
TO CASH INCOME (LOSS), AND CASH INCOME, AS ADJUSTED
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			For the Six Months Ended
	September 2009	June 2009	September 2008	September 2009	September 2008

Net Income (Loss) attributable to Legg Mason, Inc.	$ 45,774	$ 50,054	$ (108,735)	$ 95,828	$ (144,862)

Plus (Less):
Amortization of intangible assets	5,664	5,628	9,599	11,292	19,223
Deferred income taxes on intangible assets	34,023	35,297	40,201	69,320	69,855
Imputed interest on convertible debt(1)	8,587	8,364	8,062	16,951	15,915
Cash Income (Loss)	94,048	99,343	(50,873)	193,391	(39,869)

Plus (Less):
Net money market fund support (gains) losses(2)	(4,041)	(12,524)	191,109	(16,565)	346,555
Cash Income, as adjusted	$ 90,007	$ 86,819	$ 140,236	$ 176,826	$ 306,686

Net Income (Loss) per Diluted Share attributable to
Legg Mason, Inc. common shareholders	$ 0.30	$ 0.35	$ (0.77)	$ 0.64	$ (1.03)

Plus (Less):
Amortization of intangible assets	0.04	0.04	0.07	0.08	0.14
Deferred income taxes on intangible assets	0.22	0.24	0.28	0.47	0.50
Imputed interest on convertible debt(1)	0.05	0.06	0.06	0.11	0.11
Cash Income (Loss) per Diluted Share	0.61	0.69	(0.36)	1.30	(0.28)

Plus (Less):
Net money market fund support (gains) losses(2)	(0.02)	(0.08)	1.35	(0.11)	2.44
Cash Income per Diluted Share, as adjusted	$ 0.59	$ 0.61	$ 0.99	$ 1.19	$ 2.16

(1)   Effective April 1, 2009, Legg Mason was required to retroactively impute (non-cash) interest expense on convertible debt using an effective interest rate that would have been attributable to nonconvertible debt at the original date of issuance.  This adjustment also includes the actual tax benefits relating to the convertible debt that are not recognized for GAAP purposes.

(2) Includes related adjustments to operating expenses, if applicable, and income tax provision (benefit).

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

OPERATING MARGIN ADJUSTED FOR COMPENSATION RELATED INVESTMENT GAINS (LOSSES)
AND DISTRIBUTION AND SERVICING EXPENSE, AND
PRE-TAX PROFIT MARGIN ADJUSTED FOR DISTRIBUTION AND SERVICING EXPENSE
(Amounts in thousands)
(Unaudited)

	Quarters Ended			For the Six Months Ended
	September 2009	June 2009	September 2008	September 2009	September 2008

Operating Revenues, GAAP basis	$ 659,896	$ 613,084	$ 966,137	$ 1,272,980	$ 2,020,168

Less:
Distribution and servicing expense	174,388	172,464	278,969	346,852	586,842
Operating Revenues, as adjusted	$ 485,508	$ 440,620	$ 687,168	$ 926,128	$ 1,433,326

Operating Income	$ 77,884	$ 58,315	$ 220,213	$ 136,199	449,160

Add (Less):
Gains (losses) on deferred compensation and seed investments	24,133	31,386	(19,931)	55,518	(25,103)

Operating Income, as adjusted	$ 102,017	$ 89,701	$ 200,282	$ 191,717	$ 424,057

Operating margin, GAAP basis	11.8%	9.5%	22.8%	10.7%	22.2%
Operating margin, as adjusted	21.0	20.4	29.1	20.7	29.6

Income (Loss) from Operations before
Income Tax Provision (Benefit), GAAP Basis	$ 74,993	$ 80,704	$ (167,880)	$ 155,697	$ (225,695)

Pre-tax profit margin, GAAP basis	11.4%	13.2%	(17.4)%	12.2%	(11.2)%
Pre-tax profit margin, as adjusted	15.4	18.3	(24.4)	16.8	(15.7)

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
(Amounts in billions)
(Unaudited)

Assets Under Management
	Quarters Ended
	September 2009	June 2009	March 2009	December 2008	September 2008
By asset class:
Equity	$ 165.6	$ 143.6	$ 126.9	$ 148.4	$ 214.8
Fixed Income	385.7	366.6	357.6	392.1	451.8
Liquidity	151.4	146.7	147.9	157.7	175.3
Total	$ 702.7	$ 656.9	$ 632.4	$ 698.2	$ 841.9

By asset class (average):
Equity	$ 155.7	$ 138.0	$ 134.2	$ 169.6	$ 239.9
Fixed Income	377.5	362.3	370.0	408.3	476.7
Liquidity	150.8	146.9	153.2	167.2	181.8
Total	$ 684.0	$ 647.2	$ 657.4	$ 745.1	$ 898.4

By division:
Americas	$ 484.3	$ 457.1	$ 446.7	$ 490.6	$ 591.5
International	218.4	199.8	185.7	207.6	250.4
Total	$ 702.7	$ 656.9	$ 632.4	$ 698.2	$ 841.9

Component Changes in Assets Under Management

	Quarters Ended
	September 2009	June 2009	March 2009	December 2008	September 2008
Beginning of period	$ 656.9	$ 632.4	$ 698.2	$ 841.9	$ 922.8
Net client cash flows	(8.1)	(30.3)	(43.5)	(77.0)	(20.0)
Market performance and other	53.9	54.8	(21.7)	(66.7)	(60.9)
Acquisitions (Dispositions), net	-	-	(0.6)	-	-
End of period	$ 702.7	$ 656.9	$ 632.4	$ 698.2	$ 841.9

By Division

Americas
Beginning of period	$ 457.1	$ 446.7	$ 490.6	$ 591.5	$ 650.8
Net client cash flows	(11.8)	(27.0)	(28.4)	(47.4)	(21.0)
Market performance and other	39.0	37.4	(14.9)	(53.5)	(38.3)
Acquisitions (Dispositions), net	-	-	(0.6)	-	-
End of period	$ 484.3	$ 457.1	$ 446.7	$ 490.6	$ 591.5

International
Beginning of period	$ 199.8	$ 185.7	$ 207.6	$ 250.4	$ 272.0
Net client cash flows	3.7	(3.3)	(15.1)	(29.6)	1.0
Market performance and other	14.9	17.4	(6.8)	(13.2)	(22.6)
Acquisitions (Dispositions), net	-	-	-	-	-
End of period	$ 218.4	$ 199.8	$ 185.7	$ 207.6	$ 250.4

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Amounts in billions)
(Unaudited)

	For the Six Months Ended		For the Twelve Months Ended
	September 2009	September 2008	September 2009	September 2008
Beginning of period	$ 632.4	$ 950.1	$ 841.9	$ 1,011.6
Net client cash flows	(38.4)	(38.5)	(158.9)	(66.7)
Market performance and other	108.7	(69.2)	20.3	(101.8)
Acquisitions (Dispositions), net	-	(0.5)	(0.6)	(1.2)
End of period	$ 702.7	$ 841.9	$ 702.7	$ 841.9

By Division

	For the Six Months Ended		For the Twelve Months Ended
Americas
Beginning of period	$ 446.7	$ 672.2	$ 591.5	$ 731.1
Net client cash flows	(38.8)	(34.4)	(114.6)	(51.5)
Market performance and other	76.4	(45.8)	8.0	(87.6)
Acquisitions (Dispositions), net	-	(0.5)	(0.6)	(0.5)
End of period	$ 484.3	$ 591.5	$ 484.3	$ 591.5

International
Beginning of period	$ 185.7	$ 277.9	$ 250.4	$ 280.5
Net client cash flows	0.4	(4.1)	(44.3)	(15.2)
Market performance and other	32.3	(23.4)	12.3	(14.2)
Acquisitions (Dispositions), net	-	-	-	(0.7)
End of period	$ 218.4	$ 250.4	$ 218.4	$ 250.4

  Exhibit 99

News Release

Use of Supplemental Data as Non-GAAP Performance Measures

As supplemental information, we are providing the following performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) that management uses as benchmarks in evaluating and comparing the period-to-period operating performance of Legg Mason, Inc. and its subsidiaries:

•

Cash income

•

Cash income, as adjusted

•

Operating margin, as adjusted

•

Pre-tax profit margin, as adjusted

Cash Income (Loss) and Cash Income (Loss), as Adjusted

We define “cash income” as net income (loss) attributable to Legg Mason Inc. plus amortization and deferred taxes related to intangible assets and goodwill, and imputed interest and tax benefits on contingent convertible debt less deferred income taxes on goodwill and intangible asset impairment.  We define "cash income, as adjusted" as cash income plus (less) net money market fund support losses (gains) and impairment charges less net losses on the sale of the underlying SIV securities.

We believe that cash income and cash income, as adjusted, provide good representations of our operating performance adjusted for non-cash acquisition related items and other items that facilitate comparison of our results to the results of other asset management firms that have not engaged in money market fund support transactions, issued contingent convertible debt or made significant acquisitions, including any related goodwill or intangible asset impairments.

We also believe that cash income and cash income, as adjusted, are important metrics in estimating the value of an asset management business. These measures are provided in addition to net income, but are not a substitute for net income and may not be comparable to non-GAAP performance measures, including measures of cash earnings or cash income, of other companies. Further, cash income and cash income, as adjusted, are not liquidity measures and should not be used in place of cash flow measures determined under GAAP.  Legg Mason considers cash income and cash income, as adjusted, to be useful to investors because they are important metrics in measuring the economic performance of asset management companies, as indicators of value, and because they facilitate comparisons of Legg Mason’s operating results with the results of other asset management firms that have not engaged in money market fund support transactions or significant acquisitions.

In calculating cash income, we add the impact of the amortization of intangible assets from acquisitions, such as management contracts, to net income to reflect the fact that these non-cash expenses distort comparisons of Legg Mason’s operating results with the results of other asset management firms that have not engaged in significant acquisitions.  Deferred taxes on indefinite-life intangible assets and goodwill represent actual tax benefits that are not realized under GAAP absent an impairment charge or the disposition of the related business.  Because we actually receive these tax benefits on indefinite-life intangibles and goodwill over time, we add them to net income in the calculation of cash income.  Conversely, we subtract the income tax benefits on these impairment charges that have been recognized under GAAP. We also include imputed interest, which is a non-cash expense, on contingent convertible debt required by new accounting standards as well as the actual tax benefits on the related contingent convertible debt that are not realized under GAAP.  In calculating cash income, as adjusted, we add (subtract) net money market fund support losses (gains) less net losses on the sale of the underlying SIV securities and impairment charges to cash income to reflect that these charges distort comparisons of Legg Mason’s operating results to prior periods and the results of other asset management firms that have not engaged in money market fund support transactions or significant acquisitions, including any related impairments.

  Exhibit 99

News Release

Should a disposition or impairment charge for indefinite-life intangibles or goodwill occur, its impact on cash income and cash income, as adjusted, may distort actual changes in the operating performance or value of our firm. Also, realized losses on money market fund support transactions are reflective of changes in the operating performance and value of our firm. Accordingly, we monitor these items and their related impact, including taxes, on cash income and cash income, as adjusted, to ensure that appropriate adjustments and explanations accompany such disclosures.

Although depreciation and amortization of fixed assets are non-cash expenses, we do not add these charges in calculating cash income or cash income, as adjusted, because these charges are related to assets that will ultimately require replacement.

Operating Margin, as Adjusted

We  calculate “operating margin, as adjusted,” by dividing (i) operating income, adjusted to exclude the impact on compensation expense of gains or losses on investments made to fund deferred compensation plans and the impact on compensation expense of gains or losses on seed capital investments by our affiliates under revenue sharing agreements by (ii) our operating revenues less distribution and servicing expenses that are passed through to third-party distributors, which we refer to as “adjusted operating revenues”.  The compensation items are removed from operating income in the calculation because they are offset by an equal amount in Other non-operating income, and thus have no impact on Net Income.  We use adjusted operating revenues in the calculation to show the operating margin without distribution revenues that are passed through to third parties as a direct cost of selling our products.  Legg Mason believes that operating margin, as adjusted, is a useful measure of our performance because it provides a measure of our core business activities excluding items that have no impact on net income and because it indicates what Legg Mason’s operating margin would have been without the distribution revenues that are passed through to third parties as a direct cost of selling our products.  This measure is provided in addition to the Company’s operating margin calculated under GAAP, but is not a substitute for calculations of margins under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, of other companies.

Pre-tax Profit Margin, as Adjusted

We calculate “pre-tax margin, as adjusted,” by dividing income (loss) from operations before income tax provision by adjusted operating revenues. Legg Mason believes that pre-tax profit margin adjusted for distribution and servicing expense is a useful measure of our performance because it indicates what Legg Mason’s pre-tax profit margin would have been without the distribution revenues that are passed through to third parties as a direct cost of selling our products, and thus shows the effect of these revenues on our pre-tax profit margin. This measure is provided in addition to the pre-tax profit margin calculated under GAAP, but is not a substitute for calculations of margin under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, of other companies.